Exhibit 99.1

ABM INDUSTRIES ANNOUNCES RESULTS FOR

FIRST QUARTER FISCAL 2018

Reports Record First Quarter Revenues of $1.6 billion

GAAP Continuing EPS of $0.42; Adjusted Continuing EPS of $0.26

Increases Fiscal 2018 GAAP Guidance Outlook to $1.88 - $1.98 and

Non-GAAP Guidance to $2.00 - $2.10

Declaration of 208th Consecutive Quarterly Dividend

New York, NY - March 6, 2018 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2018.

Scott Salmirs, President and Chief Executive Officer of ABM Industries, commented, "We are pleased with our start to the new fiscal year as results met our expectations. Our performance reflects our 2020 Vision and the execution of our strategic priorities, which include organic revenue acceleration with a focus on cross-selling, margin expansion, and earnings growth. Our integration of GCA also continues to proceed as planned."

	Three Months Ended January 31,		Increase/ (Decrease)
(in millions, except per share amounts) (unaudited)	2018	2017

Revenues	$1,588.3	$1,326.7	19.7%

Operating profit	$19.5	$23.8	(18.2)%

Income from continuing operations	$28.0	$16.1	74.1%
Income from continuing operations per diluted share	$0.42	$0.28	50.0%

Adjusted income from continuing operations	$17.4	$21.5	(19.1)%
Adjusted income from continuing operations per diluted share	$0.26	$0.38	(31.6)%

Net income (loss)	$27.8	$(56.8)	NM*
Net income (loss) per diluted share	$0.42	$(1.00)	NM*

Net cash provided by (used in) operating activities of continuing operations	$33.8	$(9.7)	NM*

Adjusted EBITDA	$65.1	$48.1	35.2%
Adjusted EBITDA margin	4.1%	3.6%	50 bps

* Not meaningful (due to variance greater than or equal to +/-100%)

This release refers to certain non-GAAP financial measures described as “Adjusted EBITDA” defined as earnings before income from discontinued operations, net of interest, taxes, depreciation and amortization and excluding items impacting comparability, "Adjusted EBITDA margin", “Adjusted income from continuing operations,” and “Adjusted income from continuing operations per diluted share”. These adjustments have been made with the intent of providing financial measures that give management and investors a more representative understanding of underlying operational results and trends as well as the Company’s operational performance. Management also uses Adjusted EBITDA as a basis for planning and forecasting future periods. Please refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures. We round amounts in these schedules to millions and calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

First Quarter Summary

•	Broad-based total revenue growth of 19.7% driven predominantly by acquisitive revenue within the Education and Technology & Manufacturing segments.
•	Organic revenue growth of 3.0% led by new wins and business expansions in the Business & Industry and Aviation segments.
•	Lower Technical Solutions revenue due to the timing of backlog.
•	The booking of a Technical Solutions cross-sell in a Georgia school district, exemplifying the Company’s focus on cross-selling into its Education customers.
•	Growth of 50.0% in income from continuing operations per diluted share driven primarily by a one-time tax benefit associated with the U.S. Tax Cuts and Jobs Act and a reduction of the Company's overall corporate tax rate, partially offset by higher restructuring costs related to the 2017 acquisition of GCA Services Group ("GCA").
•	Lower adjusted income from continuing operations per diluted share reflecting increased interest expense, amortization and higher share count related to the GCA acquisition, which offset higher operating segment contribution and a lower overall corporate tax rate.
•	Net income growth to $27.8 million compared to a loss of $56.8 million in the year ago period, which includes discontinued operations.
•	Higher adjusted EBITDA of $65.1 million, or a margin rate of 4.1%, compared to $48.1 million, or a margin rate of 3.6% last year.

First Quarter Results

For the first quarter of fiscal 2018, the Company reported revenues of approximately $1.6 billion driven by the acquisition of GCA, and organic growth stemming from new domestic and international janitorial wins, janitorial and parking-related business expansions, and higher Work Order (tag) revenue within the Business & Industry segment. The Aviation segment also experienced strong organic growth stemming from parking, cabin cleaning, and expansion of catering logistics.  Organic revenue growth was partially offset by lower revenue within the Technical Solutions segment.  Acquisitions provided $253.9 million of incremental revenues during the quarter primarily related to GCA, which is predominantly reflected in the Education and Technology & Manufacturing segments in the amounts of $140.5 million and $58.6 million, respectively.

On a GAAP basis, income from continuing operations was $28.0 million, or $0.42 per diluted share, compared to income from continuing operations of $16.1 million, or $0.28 per diluted share last year. Income from continuing operations versus last year reflects a significant benefit stemming from The Tax Cuts and Jobs Act, which was enacted in December 2017. Due to this new legislation, the Company recorded a one-time net tax benefit of $21.7 million related to the remeasurement of deferred tax assets and liabilities which was partially offset by a tax expense associated with the repatriation of foreign earnings. Income from continuing operations for the quarter on both a GAAP and adjusted basis reflects higher amortization expense as a result of the GCA acquisition, which is embedded in each of the Company's reportable segments. Additionally, the Company ended the first quarter of fiscal 2018 with higher interest expense and 66.3 million weighted average shares outstanding on a diluted basis due to the GCA transaction.

Income from continuing operations was primarily impacted by incremental revenue contribution in the Education and Technology & Manufacturing segments associated with the Company's GCA acquisition. These results were partially offset by higher corporate-related expenses primarily related to restructuring charges associated with GCA and investments in IT.

Adjusted income from continuing operations for the first quarter of 2018 was $17.4 million, or $0.26 per diluted share, compared to $21.5 million, or $0.38 per diluted share for the first quarter of fiscal 2017. The positive impact from a reduction in the Company's corporate tax rate and increased revenue contribution from GCA were offset by the aforementioned expenses and share count dilution attributable to the GCA acquisition. These results exclude items impacting comparability.  A full description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Net income for the first quarter of 2018 was $27.8 million, or $0.42 per diluted share, compared to a net loss of $56.8 million, or $1.00 per diluted share last year.

Adjusted EBITDA for the quarter was $65.1 million compared to $48.1 million in the first quarter of fiscal 2017. Adjusted EBITDA margin for the quarter was 4.1% versus 3.6% last year.

Mr. Salmirs continued, "Our new reportable segments reflect an integrated ABM. With leadership in place and business plans taking shape, we are excited about the long-term potential for our Industry Groups. We are seeing early signs of cross-selling and continue to invest in our business development platform for greater efficiency and expansion."

Liquidity & Capital Structure

The Company ended the quarter with total debt, including standby letters of credit, of $1.3 billion.

Total debt to proforma adjusted EBITDA was approximately 4.0x.

In addition, the Company paid a quarterly cash dividend of $0.175 per common share for a total distribution of $11.5 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors has declared a cash dividend of $0.175 per common share payable on May 7, 2018 to shareholders of record on April 5, 2018. This will be the Company's 208th consecutive quarterly cash dividend.

Guidance

The Company now expects GAAP income from continuing operations of $1.88 to $1.98 per diluted share compared to its previously issued guidance of $1.33 to $1.43. Excluding items impacting comparability, adjusted income from continuing operations is expected to be in the range of $2.00 to $2.10 per diluted share for the 2018 fiscal year compared to its previously issued guidance range of $1.70 to $1.80. The Company's revised guidance outlook is primarily a result of the impact related to the U.S Tax Cuts and Jobs Act. With the exception of the 2018 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential benefits associated with certain other discrete tax items and other unrecognized tax benefits. Due to the complexity of reflecting the impacts of the U.S. Tax Cuts and Jobs Act, the company intends to continue reviewing the required analyses and accounting surrounding this tax impact throughout fiscal 2018. As such, the Company may further refine these estimates.

Mr. Salmirs concluded, "Given the benefit we will see from tax reform this year, we are pleased to have increased our guidance outlook. As previously discussed, we plan to use these tax proceeds to primarily deleverage, which aligns with our capital allocation priorities."

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, March 7, 2018 at 8:30 AM (ET). The live conference call can be accessed via audio webcast under the "Events & Presentations" section of the Company's Investor Relations website, located at investor.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the recording through March 14, 2018 and can be accessed by dialing (844) 512-2921 and then entering ID #13676965.  An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5.5 billion and more than 130,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements regarding ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates, and projections that are uncertain and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Particular risks and uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: (1) we may not realize the growth opportunities and cost synergies that are anticipated from the acquisition of GCA Services Group (“GCA”); (2) we have incurred a substantial amount of debt to complete the acquisition of GCA. To service our debt we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the profitability of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments required to service our indebtedness or we may be required to suspend certain discretionary payments, including our dividend; (3) changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of our 2020 Vision strategic transformation initiative, including our move to our Enterprise Services Center, may not have the desired effects on our financial condition and results of operations; (4) our success depends on our ability to gain profitable business despite competitive pressures and to preserve long-term client relationships; (5) our business success depends on our ability to attract and retain qualified personnel and senior management; (6) our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; (7) our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; (8) unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; (9) we insure our insurable risks through a combination of insurance and self-insurance and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates of ultimate insurance losses could result in a material charge against our earnings; (10) our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; (11) impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; (12) changes in general economic conditions, including changes in energy prices, government regulations, or changing consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (13) our income tax provision and income tax liabilities could be adversely affected by the jurisdictional mix of earnings, changes in valuations of deferred tax assets and liabilities, and changes in tax treaties, laws, and regulations, including the U.S. Tax Cuts and Jobs Act of 2017, which effected significant changes to the U.S. corporate income tax system; (14) we could be subject to cyber-security risks, information technology interruptions, and business continuity risks; (15) a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relationship to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union-organizing drives; (16) if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investors’ perceptions of our company and, as a result, the value of our common stock; (17) our business may be negatively impacted by adverse weather conditions; (18) catastrophic events, disasters, and terrorist attacks could disrupt our services; and (19) actions of activist investors could disrupt our business. The list of factors above is illustrative and by no means exhaustive. Additional information regarding these and other risks and uncertainties we face is contained in our Annual Report on Form 10-K for the year ended October 31, 2017 and in other reports we file from time to time with the Securities and Exchange Commission (including all amendments to those reports). We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations and income from continuing operations per diluted share as adjusted for items impacting comparability, for the first quarter of fiscal years 2018 and 2017. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2018 and 2017. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

Contact:
Investor & Media Relations:	Susie A. Choi
(212) 297-9721
susie.choi@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions, except per share amounts)	2018	2017	Increase / (Decrease)
Revenues	$1,588.3	$1,326.7	19.7%
Operating expenses	1,429.3	1,195.1	19.6%
Selling, general and administrative expenses	109.0	97.3	12.1%
Restructuring and related expenses	14.3	5.0	NM*
Amortization of intangible assets	16.2	5.5	NM*
Operating profit	19.5	23.8	(18.2)%
Income from unconsolidated affiliates, net	0.5	1.4	(61.0)%
Interest expense	(14.3)	(3.2)	NM*
Income from continuing operations before income taxes	5.8	22.0	(73.8)%
Income tax benefit (provision)	22.2	(5.9)	NM*
Income from continuing operations	28.0	16.1	74.1%
Loss from discontinued operations, net of taxes	(0.1)	(72.9)	(99.8)%
Net income (loss)	$27.8	$(56.8)	NM*
Net income (loss) per common share — basic
Income from continuing operations	$0.42	$0.29	44.8%
Loss from discontinued operations	—	(1.30)	NM*
Net income (loss)	$0.42	$(1.01)	NM*
Net income (loss) per common share — diluted
Income from continuing operations	$0.42	$0.28	50.0%
Loss from discontinued operations	—	(1.28)	NM*
Net income (loss)	$0.42	$(1.00)	NM*
Weighted-average common and common equivalent shares outstanding
Basic	65.9	56.0
Diluted	66.3	56.6
Dividends declared per common share	$0.175	$0.170

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended January 31,
(in millions)	2018	2017
Net cash provided by (used in) operating activities of continuing operations	$33.8	$(9.7)
Net cash used in operating activities of discontinued operations	(0.1)	(1.4)
Net cash provided by (used in) operating activities	33.7	(11.1)
Purchases of businesses, net of cash acquired	(2.4)	(18.6)
Other	(12.8)	(10.5)
Net cash used in investing activities	(15.3)	(29.1)
Taxes withheld from issuance of share-based compensation awards, net	(2.0)	(1.0)
Repurchases of common stock	—	(7.9)
Dividends paid	(11.5)	(9.4)
Deferred financing costs paid	(0.1)	—
Borrowings from credit facility	304.3	207.4
Repayment of borrowings from credit facility	(303.0)	(169.7)
Changes in book cash overdrafts	(1.2)	5.1
Financing of energy savings performance contracts	—	2.6
Repayment of capital lease obligations	(0.8)	(0.1)
Net cash (used in) provided by financing activities	$(14.3)	$27.0
Effect of exchange rate changes on cash and cash equivalents	1.7	0.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2018	October 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$68.6	$62.8
Trade accounts receivable, net of allowances	1,020.0	1,038.1
Prepaid expenses	97.4	101.8
Other current assets	32.1	32.8
Total current assets	1,218.1	1,235.5
Other investments	18.8	17.6
Property, plant and equipment, net of accumulated depreciation	141.6	143.1
Other intangible assets, net of accumulated amortization	404.3	430.1
Goodwill	1,871.2	1,864.2
Other noncurrent assets	143.1	122.1
Total assets	$3,797.0	$3,812.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt, net	$7.0	$16.9
Trade accounts payable	203.5	230.8
Accrued compensation	143.1	159.9
Accrued taxes—other than income	62.5	52.5
Insurance claims	114.1	112.5
Income taxes payable	5.0	13.4
Other accrued liabilities	164.4	171.8
Total current liabilities	699.6	757.8
Long-term debt, net	1,173.4	1,161.3
Deferred income tax liability, net	32.8	57.3
Noncurrent insurance claims	387.3	382.9
Other noncurrent liabilities	63.5	61.3
Noncurrent income taxes payable	23.7	16.3
Total liabilities	2,380.2	2,436.9
Total stockholders' equity	1,416.8	1,375.7
Total liabilities and stockholders’ equity	$3,797.0	$3,812.6

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended January 31,		Increase/ (Decrease)
(in millions)	2018	2017
Revenues
Business & Industry	$722.1	$655.6	10.1%
Aviation	256.2	231.9	10.5%
Technology & Manufacturing	232.0	171.5	35.3%
Education	206.3	67.0	NM*
Technical Solutions	104.0	107.7	(3.4)%
Healthcare	67.7	61.7	9.8%
Government Services	—	31.4	NM*
Total revenues	$1,588.3	$1,326.7	19.7%
Operating profit (loss)
Business & Industry	$28.5	$27.1	5.1%
Aviation	5.8	4.6	25.5%
Technology & Manufacturing	16.9	12.6	33.6%
Education	9.2	3.6	NM*
Technical Solutions	5.5	7.9	(30.5)%
Healthcare	2.7	2.5	10.1%
Government Services	(0.7)	1.9	NM*
Corporate	(47.4)	(34.6)	36.9%
Adjustment for income from unconsolidated affiliates, net, included in Aviation and Government Services	(0.6)	(1.3)	(53.3)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.3)	(0.5)	(39.4)%
Total operating profit	19.5	23.8	(18.2)%
Income from unconsolidated affiliates, net	0.5	1.4	(61.0)%
Interest expense	(14.3)	(3.2)	NM*
Income from continuing operations before income taxes	5.8	22.0	(73.8)%
Income tax benefit (provision)	22.2	(5.9)	NM*
Income from continuing operations	28.0	16.1	74.1%
Loss from discontinued operations, net of taxes	(0.1)	(72.9)	(99.8)%
Net income (loss)	$27.8	$(56.8)	NM*

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)	Three Months Ended January 31,
	2018	2017
Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations
Income from continuing operations	$28.0	$16.1
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	2.0	5.0
U.S. Foreign Corrupt Practices Act investigation(c)	—	(3.2)
Restructuring and related(d)	14.3	5.0
Acquisition costs	1.3	0.5
Litigation and other settlements	(2.3)	1.9
Impairment recovery and loss on sale	0.7	—
Total items impacting comparability	16.0	9.2
Income tax benefit(e) (f)	(26.6)	(3.8)
Items impacting comparability, net of taxes	(10.6)	5.4
Adjusted income from continuing operations	$17.4	$21.5

	Three Months Ended January 31,
	2018	2017
Reconciliation of Net Income (loss) to Adjusted EBITDA
Net income (loss)	$27.8	$(56.8)
Items impacting comparability	16.0	9.2
Net loss from discontinued operations	0.1	72.9
Income tax (benefit) provision	(22.2)	5.9
Interest income from energy efficient government buildings(g)	—	(0.3)
Interest expense	14.3	3.2
Depreciation and amortization	29.0	14.0
Adjusted EBITDA	$65.1	$48.1

	Three Months Ended January 31,
	2018	2017
Reconciliation of Income from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
Income from continuing operations per diluted share	$0.42	$0.28
Items impacting comparability, net of taxes	(0.16)	0.10
Adjusted income from continuing operations per diluted share	$0.26	$0.38
Diluted shares	66.3	56.6

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents adjustments to our self-insurance reserve for general liability, workers’ compensation and automobile claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability  to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability.

(c) FY17 represents reimbursement of previously expensed legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.

(d) The QTD FY18 period represents restructuring costs related to the GCA acquisition in September 2017; The QTD FY17 amount presents costs for the Company's 2020 Vision Transformation Initiative, net of the reversal of certain share-based compensation costs.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 29.8% for QTD FY18, and 41.5% for QTD FY17, respectively. The tax impact of the impairment recovery and loss on sale related to the Company’s Government Services business was calculated using a 39.0% tax rate for all periods presented. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f) FY18 QTD includes a tax benefit of $21.7M related to the enactment of the Tax Act.

(g) Adjusted EBITDA does not include interest income for certain long term energy contracts, in which case a gross up of both interest income and interest expense is being recorded.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2018 GUIDANCE

	Year Ending October 31, 2018
Reconciliation of Estimated Income from Continuing Operations per Diluted Share to Estimated Adjusted Income from Continuing Operations per Diluted Share	Low Estimate	High Estimate
Previously announced Income from continuing operations per diluted share (a)	$1.33	$1.43
Impact from 2017 Tax Reform Act change in federal tax rate and one-time related items	0.55	0.55
Revised Income from continuing operations per diluted share	1.88	1.98
Adjustments (b)	0.45	0.45
Deduct impact from 2017 Tax Reform Act one-time items	(0.33)	(0.33)
Adjusted Income from continuing operations per diluted share (a)	$2.00	$2.10

(a) With the exception of the 2018 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential benefits associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Adjustments include costs associated with the strategic review and realignment, acquisition - related integration and transaction costs, legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.